                                                                    Exhibit 99.1

             Genesee & Wyoming Inc. Reports Traffic for October 2001

         GREENWICH, Conn., November 13, 2001/PRNewswire - Genesee & Wyoming Inc.
(GWI) (Nasdaq: GNWR) today reported October 2001 traffic volumes for its North American and 50% owned Australian operations. North American carloads in October 2001 were 36,639, an increase of 5,828 carloads from October 2000.

         Australian carloads in October 2001 were 65,082 compared with 21,056 carloads in October 2000. Australia's 2000 carloads include traffic on the Australia Southern Railroad (ASR) only, while Australia's 2001 carloads are the results of the Australian Railroad Group (ARG), which is composed of ASR and the Australia Western Railroad (AWR) - formerly known as Westrail Freight. As of December 16, 2000, GWI contributed ASR to ARG and now owns 50% of ARG. GWI reports its ownership of ARG using the equity method of accounting.

         The table below sets forth North American carloading information for October 2001 and October 2000:

North America by                          October       % of       October        % of
Commodity Group                            2001        Total        2000          Total

Coal Coke and Ores                        11,951       32.6%        9,365         30.4%
Metals                                     4,763       13.0%        2,827          9.2%
Minerals and Stone                         4,241       11.6%        3,395         11.0%
Pulp and Paper                             3,846       10.5%        4,608         15.0%
Farm and Food Products                     2,491        6.8%        2,684          8.7%
Lumber and Forest Products                 2,457        6.7%        1,841          6.0%
Petroleum Products                         1,858        5.1%        2,172          7.0%
Chemicals                                  1,454        4.0%        1,274          4.1%
Autos and Auto Parts                       1,322        3.6%          548          1.8%
Other                                      2,256        6.1%        2,097          6.8%

Total                                     36,639      100.0%       30,811        100.0%



North American carloads in October 2001 increased by 5,828 carloads, or 18.9%. Excluding 3,677 carloads shipped by the South Buffalo Railway, which was acquired on October 1, 2001, North American carloads in October 2001 increased by 2,151 carloads, or 7.0%. South Buffalo contributed 1,974 carloads of metals, 1,134 carloads of auto parts, 307 carloads of minerals and stone and 262 carloads of other commodities. Excluding South Buffalo, North American traffic was led by an increase in coal of 2,378 carloads, an increase in lumber and forest products of 613 carloads and an increase in minerals and stone of 539 carloads. Pulp and paper declined by 762 carloads and all other commodities declined by a net 617 carloads.

         The table below sets forth Australian carloading information for October 2001 and October 2000. Included in Australia's October 2001 carloads are the results of the Australian Railroad Group (ARG), which is composed of the Australia Southern Railroad (ASR) and the Australia Western Railroad

(AWR). On December 16, 2000, GWI contributed ASR (formerly wholly-owned) to ARG and now owns 50% of ARG:


Australia by                                    October            % of        October            % of
Commodity Group                                    2001           Total           2000           Total

Iron Ores                                        13,164           20.2%          9,484           45.0%
Alumina                                          10,639           16.4%              -               -
Grain                                            10,578           16.3%          2,105           10.0%
Bauxite                                          10,276           15.8%              -               -
Other Ores and Minerals                           8,847           13.6%          1,070            5.1%
Hook and Pull                                     4,440            6.8%          4,525           21.5%
Gypsum                                            1,904            2.9%          3,702           17.6%
Other                                             5,234            8.0%            170            0.8%

Total                                            65,082          100.0%         21,056          100.0%



         Australia carloads in October 2001 increased by 44,026 carloads. AWR accounted for 44,998 carloads while ASR's traffic decreased by 973 carloads. ASR's grain traffic increased by 1,955 carloads, while gypsum declined by 1,798 carloads and iron ore declined by 933 carloads. AWR's traffic was led by 10,639 carloads of alumina, 10,276 carloads of bauxite, 6,518 carloads of grain and 4,612 carloads of iron ore.

         GWI is a leading operator of short line and regional freight railroads in the United States, Canada, Mexico, Australia and Bolivia, and provides freight car switching and related services to industrial companies that have extensive railroad facilities within their complexes. The Company operates in five countries on three continents over 7,700 miles of owned and leased track. It also operates over an additional 2,700 miles under track access arrangements.

         This press release contains forward-looking statements regarding future events and the future performance of Genesee & Wyoming Inc. that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, economic conditions, customer demand, increased competition in the relevant market, and others. The Company refers you to the documents that Genesee & Wyoming Inc. files from time to time with the Securities and Exchange Commission, such as the Company's Forms 10-Q and 10-K which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

SOURCE: Genesee & Wyoming Inc.
-0-                  11/13/01
/CONTACT: John C. Hellmann, Chief Financial Officer, Genesee & Wyoming, Inc. 203-629-3722/
/Web site:  http://www.gwrr.com/